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                                                    This filing is made pursuant
                                                         to Rule 424(b)(3) under
PROSPECTUS SUPPLEMENT                                      the Securities Act of
DATED SEPTEMBER 20, 2001                                 1933 in connection with
(TO PROSPECTUS DATED AUGUST 8, 2001)                  Registration No. 333-45628


                                DIGITAL LAVA INC.
                        2,625,000 SHARES OF COMMON STOCK

RECENT DEVELOPMENTS

               On September 17, 2001, Digital Lava's board of directors adopted a Plan of Liquidation and Dissolution, for the purpose of returning the company's remaining capital to stockholders. In furtherance of such Plan of Liquidation and Dissolution, on September 19, 2001 we entered into a definitive agreement to sell substantially all of our assets to Interactive Video Technologies, Inc. ("IVT"), a privately held firm in the rich media software industry, for $700,000 in cash. IVT will also assume certain of our liabilities, including accounts payable, expenses incurred in the ordinary course of business and certain severance obligations to employees.

              Since our announcements earlier this year that we were exploring strategic alternatives, our board of directors has undertaken exhaustive efforts to explore many strategic alternatives to maximize stockholder value. The board has concluded that the best interests of our stockholders will be served by selling substantially all of our assets to IVT and winding down the remaining business of the company. We will submit to our stockholders for their approval the Plan of Liquidation and the asset sale agreement with IVT. Upon stockholder approval and after the closing of the IVT asset sale, we will adequately provide for our debts and liabilities, and then distribute the remaining capital to our stockholders in one or more cash distributions.

               The closing of the transaction with IVT is subject to a variety of conditions, including approval from our stockholders, continued operation of the business, and receipt of all governmental approvals and necessary consents from third parties. Assuming that stockholders approve the asset sale agreement and the other closing conditions required for the transaction are met, we currently expect the transaction to close by October 31, 2001.

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        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.